Exhibit 99.1

NETGEAR

NEWS RELEASE

NETGEAR Comments on Expected Fourth Quarter Results

 SAN JOSE, Calif. - January 21, 2009 - NETGEAR®, Inc. (NASDAQGM: NTGR), said today that based on preliminary data available at this time, the Company expects net revenue for the fourth quarter ended December 31, 2008 to be in the range of $155 million to $160 million. The Company expects non-GAAP operating margin for the fourth quarter to be in the range of 5.0% to 6.0%.

"Although we expect to hit our top line numbers, we experienced non-GAAP operating margin erosion in the fourth quarter due to reduced profitability in some international markets as a result of the continued strengthening of the U.S. dollar against the Australian dollar, British pound and the Euro," commented Patrick Lo, Chairman and CEO of NETGEAR.

Additionally, the Company expects to report other expense in the range of $6.5 million to $7.0 million in relation to re-measurement losses on transactions denominated in foreign currencies. This is also a result of the continued strengthening of the U.S. dollar as compared to the Australian dollar, the British pound and the Euro.

These expected fourth quarter operating results are preliminary and subject to management completing their quarterly closing review procedures.

NETGEAR will report fourth quarter 2008 results after market close on February 12, 2009. NETGEAR will host a conference call and live webcast on that day at 5:00 p.m. ET (2:00 p.m. PT) to discuss fourth quarter results.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) our belief that net revenue for the fourth quarter will be between $155 million and $160 million; (ii) our expectation that non-GAAP operating margin for the fourth quarter will be in the range of 5.0% and 6.0%, (iii) our belief that the expected shortfall in non-GAAP operating margin is the result of reduced profitability in some international markets due to the continued strengthening of the U.S. dollar against the Australian dollar, British pound and Euro, (iv) our belief that we expect to report other expense in relation to losses on transactions denominated in foreign currencies as a result of the strengthening of the dollar as compared to the Australian dollar, the British pound and the Euro, as well as (v) other matters discussed in this press release that are not purely historical data, all of which are forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. These risks and uncertainties include, but are not limited to, final closing review procedures identifying adjustments to the preliminary financial results included in this press release, the ability of management to complete their quarterly closing review procedures in a timely manner and other risks indicated in our filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Part II - Item 1A. Risk Factors", pages 31 through 44, in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2008, filed with the Securities and Exchange Commission on November 7, 2008. Forward-looking statements are made and based on information available to us on the date of this press release. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Information:

NETGEAR uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain expenses and tax benefits we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of NETGEAR's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

About NETGEAR, Inc.

NETGEAR (NASDAQGM: NTGR) designs innovative, branded technology solutions that address the specific networking, storage, and security needs of small- to medium-sized businesses and home users. The company offers an end-to-end networking product portfolio to enable users to share Internet access, peripherals, files, multimedia content, and applications among multiple computers and other Internet-enabled devices. Products are built on a variety of proven technologies such as wireless, Ethernet and powerline, with a focus on reliability and ease-of-use. NETGEAR products are sold in over 29,000 retail locations around the globe, and via more than 41,000 value-added resellers. The company's headquarters are in San Jose, Calif., with additional offices in 25 countries. NETGEAR is an ENERGY STAR® partner. More information is available by visiting www.netgear.com or calling (408) 907-8000.

© 2009 NETGEAR, Inc. NETGEAR and the NETGEAR logo are registered trademarks of NETGEAR, Inc. in the United States and/or other countries. The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.